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                                                  Exhibit 99

Oct. 29, 1996 -       ST. PAUL COMPANIES' REPORTS
                      THIRD-QUARTER RESULTS

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported third-quarter 1996 operating earnings of $104.3 million, or $1.15 per share, compared with last year's third-quarter operating earnings of $125.1 million, or $1.35 per share.

     "A number of significant events occurred during this year's third quarter," said Douglas W. Leatherdale, chairman and chief executive officer.

     "Hurricane Fran on the East Coast, along with storms and flooding in the Midwest and Southwest, caused significant damage to our policyholders' property in those areas," Leatherdale said. "These storms produced about $65 million in pretax catastrophe losses for the third quarter, bringing our total catastrophe experience for the year to about $180 million."

     "We completed our purchase of Northbrook Holdings Inc.
from the Allstate Corporation in the third quarter,"
Leatherdale said. Northbrook underwrites commercial property-liability insurance throughout the United States.
In 1995, Northbrook had annual written premiums of $587 million and total assets of $1.64 billion, including invested assets of $1.2 billion.

     Also during the third quarter, The St. Paul committed to a plan to disinvest a significant portion of its holdings in Minet, its London-based insurance brokerage operation. The St. Paul estimates that this disinvestment will result in a pretax loss of $250 million, which has been recorded in the third quarter. Since the corporation's federal income tax carrying value in Minet is substantially higher than its book carrying value, The St. Paul has recognized an estimated income tax benefit of $266 million in third-quarter operating earnings.

     "Despite the catastrophe losses in the third quarter, we still produced good earnings," Leatherdale said. "Our underwriting operations generally performed well. The John Nuveen Company, of which we own 78 percent, generated good results. Our investment income was up 9 percent over last year's third quarter, and our investment operation continued to generate strong realized gains."

     Net income for third-quarter 1996 was $128.9 million, or $1.42 per share, compared with $142.4 million, or $1.54 per share, for the third quarter of 1995. Third-quarter 1996 net income included after-tax realized investment gains of $24.6 million, or $0.27 per share, compared with $17.3 million, or $0.19 per share, for the third quarter of 1995.

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Nine-months results
-------------------

     For the first nine months of 1996, operating earnings were $300.9 million, or $3.30 per share, compared with $340.3 million, or $3.72 per share, for the first nine months of 1995.

     Net income for the first nine months of 1996 was $387.8 million, or $4.24 per share, compared with $366.0 million, or $4.00 per share, for the first nine months of 1995. Net income for the first nine months of 1996 included after-tax realized investment gains of $86.9 million, or $0.94 per share, compared with $25.7 million, or $0.28 per share, for the first nine months of 1995.

Consolidated Financial Position
-------------------------------

     Consolidated assets of The St. Paul Companies as of
Sept. 30, 1996, were $20.45 billion (topping the $20-billion threshold for the first time), compared with $19.66 billion as of Dec. 31, 1995.

     Common shareholders' equity was $3.86 billion at the end of the third quarter, compared with $3.72 billion on Dec. 31, 1995. Book value per common share as of Sept. 30, 1996, was $46.38, compared with $44.29 on Dec. 31, 1995.




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                   THE ST. PAUL COMPANIES
             CONSOLIDATED THIRD-QUARTER RESULTS

Three months ended Sept. 30            1996            1995
---------------------------            ----            ----

Revenues                         $1,565,639,000   $1,364,866,000

Pretax Operating Earnings
Underwriting                        $75,013,000     $147,666,000
Insurance Brokerage                (252,447,000)       4,587,000
Investment Banking-
   Asset Management                 $23,282,000       22,216,000
Parent and Other                    (19,928,000)     (22,100,000)
                                  -------------     ------------
Total Pretax Operating
    Earnings (Loss)               ($174,080,000)    $152,369,000

Income Tax Expense (Benefit)      ($278,394,000)     $27,269,000

Operating Earnings                 $104,314,000     $125,100,000
 Per Common Share (Fully Diluted)         $1.15            $1.35

Realized Investment Gains,
  Net of Taxes                      $24,620,000      $17,299,000
 Per Common Share (Fully Diluted)         $0.27            $0.19

Net Income                         $128,934,000     $142,399,000
 Per Common Share (Fully Diluted)         $1.42            $1.54

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                   THE ST. PAUL COMPANIES
              CONSOLIDATED NINE-MONTHS RESULTS

Nine months ended Sept. 30               1996            1995
--------------------------               ----            ----

Revenues                         $4,425,451,000   $3,963,053,000

Pretax Operating Earnings
Underwriting                       $328,942,000     $443,591,000
Insurance Brokerage                (270,379,000)     (13,737,000)
Investment Banking-
   Asset Management                 $66,518,000       61,102,000
Parent and Other                    (62,055,000)     (59,511,000)
                                  -------------     ------------
Total Pretax Operating Earnings     $63,026,000     $431,445,000

Income Tax Expense (Benefit)      ($237,839,000)     $91,172,000

Operating Earnings                 $300,865,000     $340,273,000
 Per Common Share (Fully Diluted)         $3.30            $3.72

Realized Investment Gains,
  Net of Taxes                      $86,943,000      $25,689,000
 Per Common Share (Fully Diluted)         $0.94            $0.28

Net Income                         $387,808,000     $365,962,000
 Per Common Share (Fully Diluted)         $4.24            $4.00


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                   THE ST. PAUL COMPANIES
            THIRD-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended Sept. 30             1996            1995
---------------------------             ----            ----

Net written premiums             $1,246,970,000   $1,157,628,000

Net investment income              $201,914,000     $183,845,000

 Combined ratio                           106.6            100.4



                   THE ST. PAUL COMPANIES
             NINE-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Nine months ended Sept. 30              1996            1995
--------------------------              ----            ----

Net written premiums             $3,259,507,000   $3,169,117,000

Net investment income              $584,636,000     $543,073,000

Combined ratio                            105.6            101.3


The St. Paul Companies, headquartered in St. Paul, Minn., is a group of companies providing property-liability insurance products and services throughout the world.